Exhibit 10.1

AMENDMENT NO. 6 TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This AMENDMENT NO. 6 TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is dated as of December 5, 2006, and is by and among LASALLE BANK NATIONAL ASSOCIATION, for itself as a lender, and as Agent (“Agent”) for the lenders (“Lenders”) from time to time party to the Amended and Restated Loan Agreement (as defined below) and APAC CUSTOMER SERVICES, INC., an Illinois corporation (“Borrower”).

Preliminary Statements

Agent and Borrower are party to that certain Amended and Restated Loan and Security Agreement dated as of October 31, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Amended and Restated Loan Agreement”). Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Amended and Restated Loan Agreement.

Borrower has requested, among other things, that Agent and the sole existing Lender amend the Amended and Restated Loan Agreement to (i) provide for additional loan availability pursuant to Section 2(a), as specified herein and (ii) modify certain other provisions thereof, as specified herein, and Agent and the sole existing Lender are willing to do so on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendments to Amended and Restated Loan Agreement. In reliance on the representations and warranties set forth in Section 2 below and subject to the satisfaction of the conditions set forth in Section 3 below, the Amended and Restated Loan Agreement is hereby amended as follows:

(a) Section 1 of the Amended and Restated Loan Agreement is hereby amended to add the following defined terms thereto:

"Amendment No. 6” shall mean that certain Amendment No. 6 to Amended and Restated Loan and Security Agreement dated as of the Amendment No. 6 Closing Date among Agent, the Lenders and Borrower.

"Amendment No. 6 Closing Date” shall mean December 5, 2006.

"Qualified Equity Offering” shall mean a common stock equity offering by Borrower after December 5, 2006 resulting in the receipt by Borrower of gross cash proceeds in an amount equal to not less than $15,000,000, which offering shall be subject only to ordinary course fees (including without limitation underwriting fees), costs and expenses.

"Special Accommodations” shall mean the First Special Accommodation (as defined in Section 2(a)), the Second Special Accommodation (as defined in Section 2(a)) and the Third Special Accommodation (as defined in Section 2(a)), taken together.

"Special Accommodation Loans” shall mean Revolving Loans that are predicated against the Special Accommodations, pursuant to the provisions of the Agreement.

"Unfinanced Capital Expenditures” shall mean all Capital Expenditures, other than those financed with indebtedness permitted pursuant to either of clauses (iv) and/or (v) of Section 13(b) of the Agreement.

(b) The following definitions set forth in Section 1 of the Amended and Restated Loan Agreement are each hereby amended and restated to read in their entirety as follows:

"Applicable Margin” shall mean the Applicable Margin set forth below based on EBITDA for the 12-month period ending on the last day of each fiscal quarter:

At all times prior to the consummation of a Qualified Equity Offering:

Applicable LIBOR
Level	EBITDA	Margin
I	< $12,000,000	250 bps

II	> $12,000,000 < $17,000,000	225 bps

III	> $17,000,000	200 bps

At all times immediately from and following the consummation of a Qualified Equity Offering:

Applicable LIBOR
Level	EBITDA	Margin
I	< $12,000,000	200 bps

II	> $12,000,000 < $17,000,000	175 bps

III	> $17,000,000	150 bps

As of the Amendment No. 6 Closing Date, the Applicable Margin shall be set at the applicable Level I and shall remain in effect until delivery to Agent of Borrower’s compliance certificate in respect of the audited annual financial statements for the Fiscal Year ending on or about December 31, 2006, 10 Business Days after which delivery the Applicable Margin will be adjusted based on the EBITDA for the 12-month period ending on the last day of such month. Thereafter, the Applicable Margin shall be adjusted to the extent applicable with respect to the compliance certificate delivered with respect to the last month of each fiscal quarter of Borrower. Each such change shall take effect 10 Business Days after delivery of such compliance certificate. If Borrower fails to deliver the compliance certificate within the time period required by this Agreement, the Applicable Margin shall conclusively be presumed to be equal to the applicable Level I from the date such compliance certificate was required to be delivered until 10 Business Days after delivery of such compliance certificate.

"Capital Expenditures” shall mean with respect to any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including expenditures for capitalized lease obligations) by Borrower and its Subsidiaries during such period that are required by generally accepted accounting principles, consistently applied, to be included in or reflected by the property, plant and equipment or similar fixed asset accounts (or intangible accounts subject to amortization) on the balance sheet of Borrower and its Subsidiaries less the sum of (i) the amount of net cash proceeds received from the sale of such property, plant and equipment or similar fixed asset that have been applied against the Revolving Loans of Borrower during such period and (ii) to the extent otherwise constituting Capital Expenditures during such period in accordance with the definition hereof, the aggregate amount of incentive payments or reimbursement payments received by Borrower or any of its Subsidiaries in connection with real estate transactions including but not limited to improvements made to such real estate for the benefit of Borrower or any of its Subsidiaries and not resulting in net out-of-pocket expenditures by Borrower or any of its Subsidiaries.

"EBITDA” shall mean, with respect to any period, Borrower’s and its Subsidiaries’ net income for such period, plus the sum (without duplication) of all amounts deducted in arriving at such net income amount in respect of (i) interest expense for such period, (ii) federal, state and local income taxes for such period, (iii) amounts properly charged for depreciation of fixed assets and amortization of intangible assets (including, without limitation, goodwill, deferred expenses and organization costs) for such period, (iv)  all cash and non-cash restructuring charges incurred during the period from July 1, 2005 through December 31, 2006 and not to exceed $10,000,000 including those in connection with the Restructuring, (v) the write down of goodwill in the quarter ending September 30, 2005 in an amount not to exceed $11,000,000, (vi) with respect to periods beginning after December 31, 2006, cash and non-cash restructuring charges incurred during the period and not to exceed $2,500,000 in any Fiscal Year, (vii) non-cash charges related to the expensing of options for Borrower’s common stock incurred during such period and (viii) non-cash asset impairment charges incurred during such period, all on a consolidated basis.

"Fixed Charges” shall mean for any period, without duplication, scheduled payments of principal during the applicable period with respect to all indebtedness of Borrower and its Subsidiaries, on a consolidated basis, for borrowed money, plus scheduled payments of principal during the applicable period with respect to all capitalized lease obligations of Borrower and its Subsidiaries, on a consolidated basis, plus scheduled payments of interest during the applicable period with respect to all indebtedness of Borrower and its Subsidiaries, on a consolidated basis, for borrowed money including capital lease obligations, plus Unfinanced Capital Expenditures of Borrower and its Subsidiaries, on a consolidated basis, during the applicable period, plus payments during the applicable period in respect of income or franchise taxes of Borrower and its Subsidiaries, on a consolidated basis; provided, that, if the applicable period of measurement includes any period of time beginning or after October 1, 2006, Fixed Charges shall be reduced for such measurement period by the amount of Capital Expenditures (in the direct order of incurrence) incurred from and following October 1, 2006 and during such period, in an aggregate amount not to exceed $12,500,000 during the term of this Agreement.

(c) The first paragraph of subsection 2(a) of the Amended and Restated Loan Agreement is hereby amended and restated as follows:

“Immediately prior to the effectiveness of this Agreement, as of the date thereof, the outstanding principal balance of the Original Revolving Loans was $9,407,249.59 (the “Outstanding Original Revolving Loan Balance”). On the date thereof, the Outstanding Original Revolving Loan Balance remained an outstanding Liability except to the extent that such Outstanding Original Revolving Loan Balance was repaid on the date thereof. Subject to the terms and conditions of this Agreement and the Other Agreements to which an Obligor is a party, during the Original Term and any Renewal Term, so long as no Event of Default has occurred and is continuing, each Lender, severally and not jointly, agrees to make its Pro Rata Share of revolving loans and advances (the “Revolving Loans”) requested by Borrower up to such Lender’s Revolving Loan Commitment so long as after giving effect to such Revolving Loans, the sum of the aggregate unpaid principal balance of the Revolving Loans and the Letter of Credit Obligations does not exceed the sum of the following sublimits (the “Revolving Loan Limit”):

(i) eighty-five percent (85%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith in the ordinary course of Borrower’s business) of Borrower’s Billed Eligible Accounts; plus

(ii) (A) eighty-five percent (85%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith in the ordinary course of Borrower’s business) of Borrower’s Unbilled Eligible Accounts or (B) Seventeen Million and No/100 Dollars ($17,000,000), whichever is less; plus

(iii) commencing on December 5, 2006 and continuing thereafter (subject to reduction from time to time as provided herein), an amount equal to $5,000,000 (the “First Special Accommodation”); plus

(iv) commencing on January 1, 2007 and continuing thereafter (subject to reduction from time to time as provided herein), an amount equal to $5,000,000, or such lesser amount in the event Borrower shall have reduced such amount as provided in Section 2(d) (the “Second Special Accommodation”); plus

(v) commencing on April 1, 2007 and continuing thereafter (subject to reduction from time to time as provided herein), an amount equal to $2,500,000, or such lesser amount in the event Borrower shall have reduced such amount as provided in Section 2(d) (the “Third Special Accommodation”); minus

(vi) such reserves as Agent elects, in its sole discretion, determined in good faith, to establish from time to time (which amount shall include the Special Litigation Reserve and an amount reflecting unpaid payroll including payroll taxes which amount, as of (x) November 13, 2006, shall be $3,300,000 and (y) January 1, 2007, shall be $7,300,000);

provided, that the Revolving Loan Limit shall in no event exceed, as of any date, (i) Thirty-Five Million and No/100 Dollars ($35,000,000), increasing (subject to the additional provisions hereof) on April 1, 2007 by the amount of the Third Special Accommodation effective on April 1, 2007 (such amount from time to time in effect, but in any event not to exceed Thirty-Seven Million Five Hundred Thousand and No/100 Dollars ($37,500,000), the “Maximum Revolving Loan Limit”); provided, further, that the Revolving Loan Limit shall be determined by reference to the most current borrowing base certificate delivered pursuant to Section 9(a) (increased by the amount of the Special Accommodations then in effect) and such determination shall remain in effect until delivery of the next borrowing base certificate unless the Revolving Loan Limit is otherwise adjusted by Agent in its sole credit judgment determined in good faith as a result of Billed Eligible Accounts or Unbilled Eligible Accounts becoming ineligible prior to the delivery of the next borrowing base certificate or the establishment by Agent in its sole discretion, determined in good faith, of any reserves; provided, further, that on any date that any Revolving Loans are outstanding, such Revolving Loans shall be deemed predicated first, against the Special Accommodations, to the extent Special Accommodations are then available under the terms of this Section 2(a), and second, after the Special Accommodations have been utilized in full, against the other components of the Revolving Loan Limit. Agent shall provide prompt notice to Borrower when (i) any adjustment of the Revolving Loan Limit prior to the delivery of a borrowing base certificate pursuant to Section 9(a) is made and (ii) establishing any reserves.”

In furtherance of the foregoing, LaSalle hereby agrees that on (x) December 5, 2006, LaSalle’s Revolving Loan Commitment shall increase from $30,000,000 to $35,000,000 and (y) April 1, 2007, LaSalle’s Revolving Loan Commitment shall increase from $35,000,000 to the sum of (i) $35,000,000 plus (ii) the amount of the Third Special Accommodation effective on April 1, 2007 (but in any event not to exceed Thirty-Seven Million Five Hundred Thousand and No/100 Dollars ($37,500,000), and subject to further modifications pursuant to any Assignment and Acceptances, if any, entered into by LaSalle following the Amendment No. 6 Closing Date).

(d) Subsection 2(b) of the Amended and Restated Loan Agreement is hereby amended by adding clause (iii) thereto as follows:

"(iii) Application of Repayments. Any voluntary or mandatory repayments of Revolving Loans (including without limitation repayments made pursuant to Section 8 hereof) shall be applied first against Revolving Loans other than Special Accommodation Loans and second, at such time that only Special Accommodation Loans remain outstanding, against Special Accommodation Loans.”

(e) Subsection 2(d) of the Amended and Restated Loan Agreement is hereby amended and restated in its entirety as follows:

"(d) Reduction or Termination of the Revolving Loan Commitments and the Special Accommodations.

(i) Subject to Section 10, Borrower may, upon at least thirty (30) Business Days’ written notice to Agent, permanently reduce in whole or in part the Revolving Loan Commitments to an amount not less than the then outstanding principal and outstanding accrued interest of the Revolving Loans; provided, however, that each partial reduction of the Revolving Loan Commitments shall be (i) in an aggregate amount of $2,000,000 or an integral multiple of $2,000,000 in excess thereof and (ii) made ratably among the Lenders in accordance with their Revolving Loan Commitments.

(ii) Borrower may, upon at least thirty (30) Business Days’ written notice to Agent, permanently reduce in whole or in part any of the Special Accommodations to an amount such that, after giving effect thereto, the sum of the aggregate unpaid principal balance of the Revolving Loans and Letter of Credit Obligations does not exceed the Revolving Loan Limit. Any reduction of the Special Accommodations already then in effect shall result in a concurrent dollar-for-dollar reduction in the Revolving Loan Commitments. This clause (ii) is subject, in its entirety, to the provisions of clause (vi) below.

(iii) On the last Business Day of each calendar month, commencing with the last Business Day of July, 2007, each of (i) the Special Accommodations and (ii) the Revolving Loan Commitments shall reduce, automatically by $250,000. This clause (iii) is subject, in its entirety, to the provisions of clause (vi) below.

(iv) Ten (10) days after receipt of Borrower’s internally prepared financial statements pursuant to Section 9(c) in respect of a fiscal month ending a fiscal quarter, commencing with the fiscal quarter ending on or about September 30, 2007, each of (i) the Special Accommodations and (ii) the Revolving Loan Commitments shall reduce by the lesser of (x) $450,000 and (y) an amount equal to twenty-five percent (25%) of Borrower’s “Excess Cash Flow” for the fiscal quarter most recently ended. For purposes hereof, “Excess Cash Flow” shall mean for each of Borrower’s fiscal quarters, Borrower’s EBITDA for such period, minus Borrower’s taxes paid during such period, minus cash interest paid during such period, minus actual principal payments made with respect to long term debt during such period (including, without limitation, any repayment of Special Accommodation Loans concurrent with any equivalent permanent reduction in the Special Accommodations), minus all Unfinanced Capital Expenditures made by Borrower during such period, all as certified by Borrower to Agent concurrent with the delivery of the financial statements pursuant to Section 9(c) in respect of a fiscal month ending a fiscal quarter. This clause (iv) is subject, in its entirety, to the provisions of clause (vi) below.

(v) Three (3) Business Days after the consummation of a Qualified Equity Offering, each of (i) the Special Accommodations and (ii) the Revolving Loan Commitments shall reduce by the “Net Qualified Equity Offering Proceeds” of such Qualified Equity Offering. For purposes hereof, “Net Qualified Equity Offering Proceeds”, with respect to any Qualified Equity Offering, means the gross cash proceeds of such offering, minus all ordinary course fees (including without limitation underwriting fees), costs and expenses in connection therewith, all as certified by Borrower to Agent upon the consummation of such offering. This clause (v) is subject, in its entirety, to the provisions of clause (vi) below.

(vi) Each of the preceding clauses (ii), (iii), (iv) and (v) shall be ineffective to the extent such clauses would cause (x) the Special Accommodations to be reduced to an amount less than zero or (y) the Revolving Loan Commitments to be reduced to an amount less than $27,500,000. Any and all reductions to the Revolving Loan Commitments made pursuant to the preceding clauses (ii), (iii), (iv) and (v) shall be made ratably among the Lenders in accordance with their Revolving Loan Commitments.”

(f) Subsection 3(a) of the Amended and Restated Loan Agreement is hereby amended by deleting the clause “three percent (3%)” set forth therein, and by inserting in lieu thereof the clause “two percent (2%)”.

(g) Subsection 4(a) of the Amended and Restated Loan Agreement is hereby amended and restated in its entirety as follows:

"(a) Interest Rate.

Subject to the terms and conditions set forth below, the Loans shall bear interest at the per annum rate of interest set forth in subsection (i), (ii), (iii), (iv) or (v) below:

(i) With respect to Revolving Loans that are Prime Rate Loans, other than Special Accommodation Loans, (x) prior to the consummation of a Qualified Equity Offering, one-fourth of one percent (0.25%) per annum in excess of the Prime Rate in effect from time to time, payable on the last Business Day of each month in arrears for the month or portion thereof and (y) from and following the consummation of a Qualified Equity Offering, the Prime Rate in effect from time to time, payable on the last Business Day of each month in arrears for the month or portion thereof. Said rates of interest shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the effective date of each such change in the Prime Rate.

(ii) With respect to Special Accommodation Loans that are Prime Rate Loans, four and three-fourths of one percent (4.75%) per annum in excess of the Prime Rate in effect from time to time, payable on the last Business Day of each month in arrears for the month or portion thereof. Said rates of interest shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the effective date of each such change in the Prime Rate.

(iii) With respect to Revolving Loans that are LIBOR Rate Loans, other than Special Accommodation Loans, the Applicable Margin in excess of the LIBOR Rate for the applicable Interest Period, such rate to remain fixed for such Interest Period. “Interest Period” shall mean, with respect to Revolving Loans, any continuous period of one (1), two (2) or three (3) months, as selected from time to time by Borrower by irrevocable notice (in writing, by telecopy, telex, electronic mail or cable or by telephone as provided in Section 2 hereof) given to Agent not less than three (3) Business Days prior to the first day of each respective Interest Period; provided that: (A) each such period occurring after such initial period shall commence on the day on which the immediately preceding period expires; (B) the final Interest Period with respect to Revolving Loans shall be such that its expiration occurs on or before the end of the Original Term or any Renewal Term; and (C) if for any reason Borrower shall fail to timely select a period, then the applicable Loans shall continue as, or revert to, Prime Rate Loans. Said rate of interest shall be payable on the last Business Day of each month in arrears and on the last Business Day of such Interest Period.

(iv) With respect to Special Accommodation Loans that are LIBOR Rate Loans, seven percent (7.00%) per annum in excess of the LIBOR Rate for the applicable Interest Period, such rate to remain fixed for such Interest Period.

(v) Upon the occurrence and during the continuance of an Event of Default, the Loans shall bear interest at the rate of two percent (2.0%) per annum in excess of the interest rate otherwise payable thereon, which interest shall be payable on demand. All interest shall be calculated on the basis of a 360-day year. Agent will provide prompt notice to Borrower after the increase of interest pursuant to this subsection 4(a)(v).

(h) The last two sentences of Section 10 of the Amended and Restated Loan Agreement are hereby amended and restated in their entirety as follows:

“If, during the term of this Agreement, Borrower reduces the Revolving Loan Commitments of all Lenders to zero in accordance with Section 2(d) hereof and, as a result thereof, this Agreement is terminated, Borrower agrees to pay to Agent, for the benefit of Lenders, as a prepayment fee in respect of the Revolving Loan Commitments, in addition to the payment of all other Liabilities, an amount equal to (i) $375,000 if such prepayment occurs on or prior to October 31, 2007 (which amount shall be reduced to $125,000 if Borrower refinances the Revolving Loans during such period with a lender that is not LaSalle or an affiliate of LaSalle for the sole reason that Agent has refused a written request from Borrower to reduce or eliminate the Special Litigation Reserve (which written request shall be accompanied by an executed proposal letter to refinance the Revolving Loans, which proposal letter reflects the elimination or reduction of the Special Litigation Reserve)), (ii) $125,000 if such prepayment occurs after October 31, 2007, but before October 31, 2008 (which amount shall be reduced to $41,667 if Borrower refinances the Revolving Loans during such period with a lender that is not LaSalle or an affiliate of LaSalle for the sole reason that Agent has refused a written request from Borrower to reduce or eliminate the Special Litigation Reserve (which written request shall be accompanied by an executed proposal letter to refinance the Revolving Loans, which proposal letter reflects the elimination or reduction of the Special Litigation Reserve)) or (iii) $0 if such prepayment occurs after October 31, 2008. Notwithstanding the foregoing, Borrower shall not be obligated to pay such prepayment fee if the Revolving Loans are refinanced or repaid in connection with (a) a refinancing by LaSalle or an affiliate of LaSalle, (b) the sale by Borrower of all or substantially all assets of Borrower to a Person not an Affiliate of Borrower and/or (c) the sale of all or substantially all outstanding equity of Borrower to a Person not an Affiliate of Borrower. For purposes of clarification, termination of the Special Accommodations by themselves shall not give rise to a prepayment fee pursuant to the provisions of this Section 10.”

(i) Section 13(d) of the Amended and Restated Loan Agreement is hereby amended and restated in its entirety as follows:

(d) Mergers, Sales, Acquisitions, Subsidiaries and Other Transactions Outside the Ordinary Course of Business.

Borrower shall not (i) enter into, or permit any of its Subsidiaries to enter into, any merger or consolidation; (ii) change the state of Borrower’s organization, or permit any of its Subsidiaries to change its state of organization, or enter into any transaction or permit any Subsidiary to enter into any transaction which has the effect of changing Borrower’s or any of its Subsidiary’s state of organization, unless Borrower has taken action, in a manner satisfactory to Agent in its sole discretion, to maintain the perfection of Agent’s security interest for the benefit of Lenders in the Collateral to the extent of such perfection prior to such change; (iii) sell, lease or otherwise dispose, or permit any of its Subsidiaries to sell, lease or otherwise dispose, of any of its assets other than the sale of the Exited Business Assets in accordance with the Restructuring Plan and other than in the ordinary course of business; (iv) purchase or permit any of its Subsidiaries to purchase the stock, other equity interests or all or a material portion of the assets of any Person or division of such Person; or (v) purchase, redeem or retire, or enter into any transaction to purchase, redeem or retire, any shares of any class of its stock or any other of its outstanding equity interests. Borrower shall not form any new Subsidiaries or enter into any new joint ventures or partnerships with any other Person. Notwithstanding this Section 13(d), (i) Borrower may merge or consolidate with any Subsidiary so long as Borrower is the surviving entity and (ii) any of Borrower’s Subsidiaries may merge or consolidate with any other Subsidiary of Borrower, and Borrower or any Subsidiary of Borrower may redeem or repurchase any outstanding equity interests of any of Borrower’s Subsidiaries. Borrower will provide prompt written notice to Agent of any actions taken by Borrower or any of its Subsidiaries pursuant to the terms of the preceding sentence.

(j) Section 14 of the Amended and Restated Loan Agreement is hereby amended and restated in its entirety, as follows:

14. FINANCIAL COVENANTS.

Until payment and satisfaction in full of all Liabilities and the termination of this Agreement, unless Borrower obtains Requisite Lenders’ prior written consent waiving or modifying any of Borrower’s financial covenants hereunder in any specific instance, Borrower shall maintain and keep in full force and effect each of the financial covenants set forth below:

(a) Maximum Restructuring Cash Disbursements.

Borrower shall not make cash disbursements in respect of restructuring charges accrued on or after July 1, 2005 (including, as applicable and without limitation, with respect to the Restructuring Plan) in excess of (i) $4,000,000 in the aggregate for the Fiscal Year ending on or about December 31, 2006, (ii) $3,500,000 in the aggregate for the Fiscal Year ending on or about December 31, 2007, and (iii) $2,500,000 in the aggregate for the Fiscal Year ending on or about December 31, 2008.

(b) Fixed Charge Coverage.

Borrower shall not permit the ratio of its EBITDA to Fixed Charges for any period set forth below to be less than the amount set forth below for such period:

Period	Amount
Fiscal quarter commencing on or about October 1, 2006 and ending on or about December 31, 2006	1.25 to 1.0

Two consecutive fiscal quarters commencing on or about October 1, 2006 and ending on or about March 31, 2007	1.25 to 1.0

Three consecutive fiscal quarters commencing on or about October 1, 2006 and ending on or about June 30, 2007	1.25 to 1.0

Four consecutive fiscal quarters ending on or about September 30, 2007	1.25 to 1.0

Four consecutive fiscal quarters ending on or about December 31, 2007	1.10 to 1.0

Four consecutive fiscal quarters ending on or about March 31, 2008	1.10 to 1.0

Four consecutive fiscal quarters ending on or about June 30, 2008	1.10 to 1.0

Four consecutive fiscal quarters ending on or about September 30, 2008	1.10 to 1.0

Each period of four (4) consecutive fiscal quarters thereafter, commencing with the four (4) consecutive fiscal quarters ending on or about December 31, 2008	1.25 to 1.0

(c) EBITDA.

(i) Borrower shall not permit EBITDA to be less than the amount set forth below for the corresponding period set forth below:

Period	Amount
Fiscal quarter commencing on or about October 1, 2006 and ending on or about December 31, 2006	$3,600,000

Two fiscal quarters commencing on or about October 1, 2006 and ending on or about March 31, 2007	$7,000,000

Three fiscal quarters commencing on or about October 1, 2006 and ending on or about June 30, 2007	$10,000,000

(ii) Borrower shall not permit EBITDA for the period of four (4) consecutive fiscal quarters ending on or about any date set forth below to be less than the amount set forth below for the corresponding period set forth below:

Period of Four Consecutive Fiscal Quarters
Ending On or About	Amount
September 30, 2007	$14,000,000

December 31, 2007	$15,500,000

March 31, 2008	$18,000,000

June 30, 2008	$20,000,000

September 30, 2008	$21,000,000

Each period of four (4) consecutive fiscal quarters thereafter, commencing with the four (4) consecutive fiscal quarters ending on or about December 31, 2008	$22,000,000

From and following the consummation of a Qualified Equity Offering, the provisions of this clause (c) shall not apply with respect to any period set forth above if the average daily outstanding Revolving Loans over the last fiscal quarter in such period equal $1,000,000 or less.

(d) Leverage.

Borrower shall not permit the ratio of its aggregate indebtedness for borrowed money (including capitalized leases) as of the last day of each fiscal quarter ending on or about each date set forth below, to EBITDA for the period of four (4) consecutive fiscal quarters ending on the last date of such fiscal quarter, to exceed the ratio set forth below for the fiscal quarter ending on or about the corresponding date set forth below:

Date	Ratio
December 31, 2006	4.00 to 1.0

March 31, 2007	4.00 to 1.0

June 30, 2007	3.50 to 1.0

September 30, 2007	3.50 to 1.0

December 31, 2007	3.00 to 1.0

March 31, 2008	3.00 to 1.0

June 30, 2008 and the last day of each fiscal quarter thereafter	2.50 to 1.0

2. Representations and Warranties. To induce Agent and the sole existing Lender to execute and deliver this Amendment, and to make the loans contemplated hereby, Borrower hereby represents and warrants to Agent and Lenders as follows:

(a) The execution, delivery and performance by Borrower of this Amendment are within the organizational power of Borrower, have been duly authorized by all necessary action, have received all necessary governmental approval (if any shall be required), other than approvals which could not reasonably be expected to have a Material Adverse Effect on Borrower, and do not and will not contravene or conflict with any provision of law applicable to Borrower, the articles of incorporation, by-laws or any other organizational document of Borrower, any order, judgment or decree of any court or governmental agency, or any agreement, instrument or document binding upon Borrower or any property of Borrower, in each case, which contravention or conflict could reasonably be expected to have a Material Adverse Effect on Borrower;

(b) Each of the Amended and Restated Loan Agreement, as amended by this Amendment, and the Other Agreements to which Borrower is a party are the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency or other laws related to enforcement of creditor’s rights generally and general principles of equity related to enforcement;

(c) After giving effect to the amendments set forth herein, no Event of Default or event or condition which upon notice, lapse of time or both would constitute an Event of Default has occurred and is continuing; and

(d) After giving effect to the amendments set forth herein, the representations and warranties of the Borrower contained in the Amended and Restated Loan Agreement and the Other Agreements are true and accurate as of the date hereof with the same force and effect as if such had been made on and as of the date hereof, except for those specific to a past date (which shall be true and correct as of such past date).

3. Conditions to Effectiveness. The effectiveness of this Amendment is subject to the prior or concurrent consummation of each of the following conditions:

(a) Agent shall have received a fully executed copy of this Amendment, together with each of the additional documents, instruments and agreements listed on the Closing Checklist attached hereto as Exhibit A, each in form and substance acceptable to Agent, together with such other documents, agreements and instruments as Agent may require or reasonably request;

(b) Agent shall have received all fees required to be paid by Borrower to Agent pursuant to the terms of the fee letter of even date herewith between Agent and Borrower;

(c) All proceedings taken in connection with this Amendment and all documents, instruments and other legal matters incident thereto shall be satisfactory to Agent and its legal counsel such acceptance to be evidenced by Agent’s execution hereof; and

(d) no Default or Event of Default shall have occurred and be continuing or shall be caused by the transactions contemplated by this Amendment.

4. Miscellaneous.

(a) Past Interest. None of the amendments or other modifications to the Amended and Restated Loan Agreement provided for herein shall require Agent or any Lender to refund, return or otherwise disgorge any interest paid by Borrower to Agent and Lenders pursuant to the terms of the Amended and Restated Loan Agreement as in effect prior to the effectiveness of this Amendment.

(b) No Novation. This Amendment is not intended to nor shall be construed to create a novation or accord and satisfaction with respect to any of the Liabilities.

(c) Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(d) Ratification. Except as expressly waived and modified hereby, the Amended and Restated Loan Agreement and the Other Agreements each hereby are ratified and confirmed by the parties hereto and remain in full force and effect in accordance with the respective terms thereof. Agent and Lenders willingness to provide the waivers herein and agree to the amendments herein shall not be deemed to indicate or require Agent’s or Lenders’ willingness to agree to any deviation from the terms of the Amended and Restated Loan Agreement (as modified hereby) in the future.

(e) Choice of Law. This Amendment shall be governed and controlled by the laws of the State of Illinois as to interpretation, enforcement, validity, construction, effect and in all other respects.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

LASALLE BANK NATIONAL ASSOCIATION, as Agent and the sole existing Lender By /s/Andrew J. Heinz

Its First Vice President

APAC CUSTOMER SERVICES, INC., as Borrower } By /s/George H. Hepburn III Its SVP & CFO
as Borrower
By /s/George H. Hepburn III
Its SVP & CFO